Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS 2012 FOURTH QUARTER AND

YEAR-END FINANCIAL RESULTS

Palo Alto, CA — March 14, 2013 — Anacor Pharmaceuticals (NASDAQ:ANAC) announced today its financial results for the fourth quarter and year ended December 31, 2012.

“With the positive data from both Phase 3 trials of tavaborole for the treatment of onychomycosis, we anticipate filing an NDA around the middle of this year, and we will continue to evaluate commercialization options to maximize the value of tavaborole,” said David Perry, CEO of Anacor Pharmaceuticals.  “We are looking forward to the results of the ongoing Phase 2 dose-ranging study of AN2728 in adolescents with atopic dermatitis later this month, and those results will help us determine the proper concentration and dosing of AN2728 for our anticipated Phase 3 trials.”

Fourth Quarter 2012 Highlights and Recent Developments

Clinical

•                  Tavaborole — our lead topical antifungal product candidate for the treatment of onychomycosis, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States.

•                  In the first quarter of 2013, we announced the results from two Phase 3 clinical trials in which tavaborole achieved statistically significant and clinically meaningful results on all primary and secondary endpoints.

•                  AN2728 — our lead topical anti-inflammatory product candidate for the treatment of atopic dermatitis and psoriasis.  Atopic dermatitis is a chronic rash characterized by inflammation and itching and affects an estimated 40 million people in the seven major pharmaceutical markets, including approximately 10% to 20% of infants and young children.

•                  In December 2012, we announced positive results from a Phase 2 safety, pharmacokinetics and efficacy trial of AN2728, in adolescents (ages 12 — 17) with mild-to-moderate atopic dermatitis.  This was our second Phase 2 study of AN2728 in atopic dermatitis, and we currently have a third Phase 2 study ongoing, with results expected later this month.

Collaborations

•                  Eli Lilly and Company

•                  In December 2012, Lilly selected a second development candidate under our research and development agreement to create and develop new therapeutics for animal health.  Under the terms of the collaboration, we received a $1.0 million payment for this achievement and are eligible to receive additional development and regulatory milestones as well as tiered royalties from the high single digits to the low double digits on future sales.  Lilly is responsible for all further development of both candidates selected and related commercialization expenses for either or both candidates, if approved.

•                  GlaxoSmithKline

•                  In October 2012, GlaxoSmithKline (GSK) advised us that it had discontinued further development of AN3365, and all rights to this compound reverted to us. We are considering our options for further development, if any, of this compound.

•      We continue to work with GSK on a tuberculosis program, which was initiated in 2011.

Corporate

•                  In October 2012, we completed an underwritten public offering of 4,000,000 shares of our common stock with net proceeds of approximately $22.6 million.

•                  In October 2012, we filed a demand for arbitration regarding a breach of contract dispute between Valeant Pharmaceuticals International, Inc., successor in interest to Dow Pharmaceutical Sciences, Inc. (DPS) and us, arising out of a master services agreement entered into by Anacor and DPS in March 2004 related to certain development services provided by DPS in connection with our efforts to develop our topical antifungal product candidate for the treatment of onychomycosis.  We have asserted claims for breach of contract, breach of fiduciary duty, intentional interference with prospective business advantage and unfair competition. We are seeking injunctive relief and damages of at least $215.0 million. The hearing for the preliminary injunction has been set for May 6-8, 2013. We currently expect the resolution of the arbitration to occur in the second half of 2013.

Anticipated Milestones in the Next Twelve Months

•                  Tavaborole, our lead product candidate for the treatment of onychomycosis

•                  We expect to file a NDA for tavaborole in mid-2013.

•                  AN2728, our lead product candidate for the treatment of atopic dermatitis

•                  We expect data from the ongoing Phase 2 dose-ranging study in adolescents in March 2013.

•                  Subject to the results of our Phase 2 dose-ranging study, we expect to finalize our development plan to prepare to initiate a Phase 3 study in atopic dermatitis around year-end 2013.

•                 We anticipate the resolution of our arbitration with Valeant in the second half of 2013.

•                  We expect to choose a path for commercialization of tavaborole in the second half of 2013.

Selected Fourth Quarter and Full Year 2012 Financial Results

•                  Revenues for the quarter ended December 31, 2012 were $3.3 million, compared to $2.6 million for the comparable period in 2011. The increase in revenues was primarily due to the $1.0 million development milestone earned in the fourth quarter of 2012 under our collaboration with Lilly, partially offset by decreases in revenues from our neglected diseases programs.  Revenues for 2012 were $10.7 million compared to $20.3 million in 2011.  Revenue from GSK was $10.8 million in 2011, which was largely associated with the September 2011 amendment to our collaboration agreement, compared to revenue from GSK of $1.3 million in 2012, primarily for research funding. In addition, revenue from our neglected diseases programs decreased in 2012 as compared to 2011.

•                 Research and development expenses for the fourth quarter of 2012 were $12.0 million compared to $13.9 million for the comparable period in 2011. Research and development expenses for 2012 were $52.3 million compared to $56.1 million in 2011.  The decrease in expenses in the last quarter of 2012 compared to the same quarter in 2011 was primarily due to lower clinical trial activity in our tavaborole program and a net decrease in activities under our research and development collaborations.  The decrease in expenses for 2012 compared to 2011 was mainly due to less extensive manufacturing efforts for AN2728 in 2012, reduced AN2898 program activity as we concentrated our efforts on the development of AN2728 and a net reduction in our research and development collaboration activities.  These decreases were partially offset by the increased tavaborole activity related to our regulatory and pre-commercialization activities as we prepare for our 2013 NDA filing.

•                  General and administrative expenses for the fourth quarter of 2012 were $2.8 million compared to $2.9 million for the comparable period in 2011.  General and administrative expenses for 2012 were $11.6 million compared to $10.6 million in 2011.  The increase for the year ended 2012 as compared to the same period in 2011 resulted primarily from increases in legal fees relating to intellectual property and corporate development activities, increases in our expenses for market research and other pre-commercialization activities for tavaborole and increased salaries and related expenses due to the hiring of additional personnel, partially offset by decreases in our stock compensation expense.

•                  Cash, cash equivalents and short-term investments totaled $45.5 million at December 31, 2012 compared to $50.7 million at December 31, 2011.

2013 Financial Outlook

•                  We believe our cash, cash equivalents and short-term investments will be sufficient to meet our anticipated operating requirements until we file our NDA for tavaborole in onychomycosis, which we expect to occur in mid-2013.

Conference Call and Webcast

Anacor will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, during which management will discuss the Company’s financial results and recent developments. The call can be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on the Company’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, an antifungal for the treatment of onychomycosis, and AN2728, an anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365 (formerly referred to as GSK2251052, or GSK ‘052), an antibiotic for the treatment of infections caused by Gram-negative bacteria, which previously was licensed to GlaxoSmithKline LLC, or GSK.  GSK has returned all rights to the compound to us and we are considering our options for further development, if any, of this compound.  We have also discovered three other compounds that we have out-licensed for further development — two are licensed to Eli Lilly and Company for the treatment of animal health indications and the third compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative, or DNDi, for human African trypanosomiasis (HAT, or sleeping sickness).  We also have a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding our milestones, clinical plans and financial projections. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including the timing of filing of our NDA for tavaborole; the timing and potential outcome of our arbitration with Valeant; the timing of data from our Phase 2 study and the initiation of a Phase 3 study for AN2728; risks relating to patient accrual and execution on clinical plans; the potential for success of tavaborole and our AN2728 compound; the size of the markets in onychomycosis, atopic dermatitis and psoriasis;  the decision and timing of any further development of AN3365; financial projections related to our cash balance and use of cash as well as our ability to fund operations as currently conducted beyond the planned tavaborole NDA filing; and other matters that are described in Anacor’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, including the risk factors set forth in that filing.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release.

ANACOR PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)
Revenues:
Contract revenue	$3,288	$2,596	$10,740	$20,306
Total revenues	3,288	2,596	10,740	20,306

Operating expenses:
Research and development (1)	11,999	13,922	52,318	56,097
General and administrative (1)	2,762	2,870	11,614	10,552
Total operating expenses	14,761	16,792	63,932	66,649

Loss from operations	(11,473)	(14,196)	(53,192)	(46,343)
Interest income	19	22	72	148
Interest expense	(1,006)	(365)	(2,914)	(1,396)
Loss on early extinguishment of debt	—	—	—	(313)
Other expense	(16)	(10)	(53)	(40)
Net loss	$(12,476)	$(14,549)	$(56,087)	$(47,944)
Net loss per common share — basic and diluted	$(0.36)	$(0.52)	$(1.76)	$(1.71)
Weighted-average number of common shares used in calculating net loss per common share — basic and diluted	34,618,080	28,192,721	31,901,966	28,109,302

(1)   Includes the following noncash, stock-based compensation expenses:

Research and development expenses	$489	$679	$1,973	$2,594
General and administrative expenses	378	509	1,629	1,810

ANACOR PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEET DATA

(in thousands)

	December 31,
	2012	2011 (1)

Cash, cash equivalents and short-term investments	$45,516	$50,682
Total assets	51,071	55,789
Notes payable	25,667	17,313
Accumulated deficit	(215,211)	(159,124)
Total stockholders’ equity	4,811	13,899

(1)   Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Contact:
Anacor Pharmaceuticals, Inc.

Geoff Parker

Chief Financial Officer

650.543.7516

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575